Exhibit 23.3
CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of LendingTree, Inc. (the “Company”) of our report dated October 2, 2018, except for the reclassification described in Note 2 as to which the date is January 10, 2019, relating to the consolidated financial statements of QuoteWizard.com and Subsidiary, appearing in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Seattle, Washington
August 5, 2019